Exhibit 99.1

Company Contact:	Steven L. Brink
Chief Financial Officer
Quiksilver, Inc.
(714) 889-2200

Investor Relations:	Chad A. Jacobs, Joe Teklits, James Palczynski
Integrated Corporate Relations
(203) 682-8200
— Quiksilver, Inc. Reports 2006 Second Quarter Financial Results —
— Second Quarter 2006 Net Revenues Increase 21% to $516.9 million —
— Second Quarter Fiscal 2006 Earnings Per Share Was $0.03 —
— Excluding Stock Compensation Expense, EPS Was $0.06, In Line With Guidance —
— Company Reiterates Fiscal 2006 Guidance —
Huntington Beach, California, June 8, 2006 — Quiksilver, Inc. (NYSE:ZQK) today announced operating results for the second quarter ended April 30, 2006. Consolidated net revenues for the second quarter of fiscal 2006 increased 21% to $516.9 from $426.9 million in the second quarter of fiscal 2005. Consolidated net income for the second quarter of fiscal 2006 was $3.7 million compared to $34.7 million the year before. The Company’s fiscal 2006 quarterly results include Rossignol and Cleveland Golf, which were acquired in July 2005. Rossignol’s business is seasonal and has a positive effect on the Company’s first and fourth quarters when it generates profits but has a negative effect in the second and third quarters during its seasonally low shipping periods. Consolidated net income for the second quarter of fiscal 2006 includes $3.8 million in stock compensation required to be expensed by current accounting standards. No stock compensation expense was recorded in the second quarter of fiscal 2005. Second quarter fully diluted earnings per share was $0.03 versus $0.28 for the second quarter of fiscal 2005. Earnings per share on a fully diluted basis, excluding stock compensation expense and the related tax effect, was $0.06 for the second quarter of fiscal 2006, in line with the company’s previous guidance. The $0.03 difference between $0.06 per share, excluding stock compensation expense, and actual earnings per share of $0.03 per share is determined by dividing $3.8 million, which is the tax-effected stock compensation expense, by 127.8 million weighted average common shares outstanding, assuming dilution.
Net revenues from the company’s newly acquired Rossignol and Cleveland Golf businesses totaled $86.2 million during the second quarter ended April 30, 2006.
Robert B. McKnight, Jr., Chairman of the Board and Chief Executive Officer of Quiksilver, Inc., commented, “We were pleased to meet our profitability targets for the quarter and we remain confident in our ability to do so for the remainder of the year. Our core business is strong, despite some short-term challenges in the Asia-Pacific region. Even with this softness, our diversified business model enabled us to achieve our overall objectives. Additionally, we are excited that our Rossignol business performed above expectations in the second quarter and that the integration is proceeding smoothly.”
Net revenues in the Americas increased 26% during the second quarter of fiscal 2006 to $250.0 million from $199.2 million in the second quarter of fiscal 2005. As measured in U.S. dollars and reported in the financial statements, European net revenues increased 23% during the second quarter of fiscal 2006 to $217.1 million from $176.3 million in the second quarter of fiscal 2005. As measured in euros, European net revenues increased 33% for those same periods. Asia/Pacific net revenues decreased 4% to $48.2 million in the second quarter of fiscal 2006 from $50.3 million in the second quarter of fiscal 2005. As measured in Australian dollars, Asia/Pacific net revenues increased 2% for those same periods.

Quiksilver, Inc. 2006 Second Quarter Results
June 8, 2006

Inventories totaled $402.0 million at April 30, 2006, which includes $191.0 million from the newly acquired Rossignol and Cleveland Golf businesses. Inventories related to the company’s other businesses grew 19% to $211.0 million at April 30, 2006 from $177.8 million at April 30, 2005. Excluding Rossignol and on a like-for-like basis, average turnover was 3.9x at April 30, 2006 versus 4.1x at April 30, 2005. Accounts receivable totaled $483.0 million at April 30, 2006, which includes $123.0 million from the newly acquired Rossignol and Cleveland Golf businesses. Accounts receivable related to the company’s other businesses increased 5% to $360.0 million at April 30, 2006 from $342.0 million at April 30, 2005.
Bernard Mariette, President of Quiksilver, Inc., commented, “During the quarter we developed a clear focus on priorities, executed well, completed a large portion of our restructuring and integration for Rossignol, and positioned the company to achieve both its short term and long-term objectives. The combination of our powerful brands, our world-class team, and our comprehensive strategic vision for the business will enable us to continue to create a wide variety of compelling growth opportunities, including the creation of a full line of lifestyle apparel products under the Rossignol brand to be launched in 2007.”
Mr. Mariette continued, “We recently returned from our global management meeting with all of our senior managers in Hawaii, and the commitment and ambition of this team is tremendous. Our vision is clear, our brands have great potential and we remain dedicated to further building our position as the world’s leader in the outdoor market.”
The Company reiterated its fiscal 2006 annual revenue guidance of $2.25 to $2.27 billion and its fiscal 2006 annual diluted earnings per share guidance of $0.87 to $0.88, before stock compensation expense and the related tax effect. Stock compensation expense is expected to reduce fiscal 2006 annual diluted earnings per share by $0.11.
Mr. McKnight concluded, “The restructuring of the management team and back office for Rossignol is largely completed. We’ve eliminated redundancy, done away with the operational silos that limited growth and profitability, streamlined our infrastructure, and consolidated our warehousing and distribution operations. The integration is on plan, our core business remains strong and we are excited to demonstrate the power of our brands to our shareholders over the quarters and years to come.”
About Quiksilver:
Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, wintersports and golf equipment, footwear, accessories and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage, while its wintersports and golf brands symbolize a long standing commitment to technical expertise and competitive success on the mountains and on the links.
The reputation of Quiksilver’s brands is based on different outdoor sports. The Company’s Quiksilver, Roxy, DC Shoes and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding, and its beach and water oriented swimwear brands include Raisins, Radio Fiji and Leilani. The Rossignol, Dynastar, Lange, Look and Kerma brands are leaders in the alpine ski market, and the Company makes snowboarding equipment under its Rossignol, Dynastar, DC Shoes, Roxy, Lib Technologies, Gnu and Bent Metal labels. The Company’s golf business includes Cleveland Golf, as well as Never Compromise putters and Fidra apparel. Gotcha is the Company’s surf-based European brand addressing street fashion.

Quiksilver, Inc. 2006 Second Quarter Results
June 8, 2006

The Company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, ski shops, skateboard shops, snowboard shops, its proprietary Boardriders Club shops, other specialty stores and select department stores. Quiksilver’s corporate and Americas’ headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz and Voiron, France, and its Asia/Pacific headquarters are in Torquay, Australia.
Forward looking statements:
This press release contains forward-looking statements including but not limited to statements regarding the company’s financial forecast, earnings and revenue guidance and the success of the Rossignol integration activities. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the section titled “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K.
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NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at www.quiksilver.com,
www.roxy.com, www.dcshoecousa.com, www.quiksilveredition.com, www.hawkclothing.com,
www.rossignol.com, www.dynastar.com,
www.clevelandgolf.com, and www.fidragolf.com.

Quiksilver, Inc. 2006 Second Quarter Results
June 8, 2006

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended April 30,
In thousands, except per share amounts	2006	2005
Revenues, net	$516,928	$426,853
Cost of goods sold	282,438	233,488

Gross profit	234,490	193,365
Selling, general and administrative expense	215,838	139,314

Operating income	18,652	54,051
Interest expense	11,949	3,269
Foreign currency gain	(496)	(288)
Minority interest and other expense (income)	1,637	(61)

Income before provision for income taxes	5,562	51,131
Provision for income taxes	1,833	16,464

Net income	$3,729	$34,667

Net income per share	$0.03	$0.29

Net income per share, assuming dilution	$0.03	$0.28

Weighted average common shares outstanding	122,018	118,169

Weighted average common shares outstanding, assuming dilution	127,790	123,791

Quiksilver, Inc. 2006 Second Quarter Results
June 8, 2006

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Six Months Ended April 30,
In thousands, except per share amounts	2006	2005
Revenues, net	$1,058,070	$769,713
Cost of goods sold	575,019	423,442

Gross profit	483,051	346,271
Selling, general and administrative expense	427,143	268,797

Operating income	55,908	77,474
Interest expense	24,540	5,058
Foreign currency (gain) loss	(993)	175
Minority interest and other expense	411	145

Income before provision for income taxes	31,950	72,096
Provision for income taxes	9,618	23,215

Net income	$22,332	$48,881

Net income per share	$0.18	$0.41

Net income per share, assuming dilution	$0.18	$0.40

Weighted average common shares outstanding	121,721	117,877

Weighted average common shares outstanding, assuming dilution	127,479	123,448

Quiksilver, Inc. 2006 Second Quarter Results
June 8, 2006

CONSOLIDATED BALANCE SHEETS (Unaudited)

	April 30,	October 31,
In thousands	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$96,818	$75,598
Trade accounts receivable, less allowance for doubtful accounts of $19,875 (2006) and $10,727 (2005)	482,978	599,486
Other receivables	26,633	27,414
Inventories	402,033	386,396
Deferred income taxes	44,220	41,646
Prepaid expenses and other current assets	26,017	21,819

Total current assets	1,078,699	1,152,359
Fixed assets, net	266,096	241,979
Intangibles, net	247,482	247,702
Goodwill	475,730	449,377
Other assets	45,464	43,955
Assets held for sale	18,944	23,229

Total assets	$2,132,415	$2,158,601

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Lines of credit	$205,471	$220,113
Accounts payable	197,193	212,407
Accrued liabilities	147,556	182,973
Current portion of long-term debt	16,267	50,833
Income taxes payable	¯	27,176

Total current liabilities	566,487	693,502
Long-term debt	684,800	640,348
Deferred income taxes	74,340	81,628

Total liabilities	1,325,627	1,415,478
Minority interest	10,353	10,241
Stockholders’ equity:
Preferred stock	¯	¯
Common stock	1,252	1,241
Additional paid-in capital	261,734	242,284
Treasury stock	(6,778)	(6,778)
Retained earnings	488,375	466,043
Accumulated other comprehensive income	51,852	30,092

Total stockholders’ equity	796,435	732,882

Total liabilities & stockholders’ equity	$2,132,415	$2,158,601

Quiksilver, Inc. 2006 Second Quarter Results
June 8, 2006

Information related to geographic segments is as follows:

	Three Months Ended April 30,
In thousands	2006	2005
Revenues, net:
Americas	$250,042	$199,192
Europe	217,149	176,272
Asia/Pacific	48,247	50,331
Corporate operations	1,490	1,058

	$516,928	$426,853

Gross Profit:
Americas	$103,166	$76,697
Europe	108,512	90,595
Asia/Pacific	22,045	25,541
Corporate operations	767	532

	$234,490	$193,365

SG&A Expense:
Americas	$81,509	$53,272
Europe	96,162	56,891
Asia/Pacific	24,334	19,201
Corporate operations	13,833	9,950

	$215,838	$139,314

Operating Income:
Americas	$21,657	$23,425
Europe	12,350	33,704
Asia/Pacific	(2,289)	6,340
Corporate operations	(13,066)	(9,418)

	$18,652	$54,051